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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(a)
                              (AMENDMENT NO.    )*
                                            ----



                               The Rival Company
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   768020109
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                                 (CUSIP Number)


                               Ira B. Morgenstern
                             Holmes Products Corp.
                               233 Fortune Blvd.
                               Milford, MA 01757
                                 (508) 634-8050
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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 3, 1999
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             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                   SCHEDULE 13D

-------------------                                         --------------------
CUSIP NO. 768020109                                         PAGE 2 OF 4 PAGES
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     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

          Holmes Products Corp.
          04-2768914
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     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                                 (b)  [ ]

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     3    SEC USE ONLY


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     4    SOURCE OF FUNDS*

          BK, AF, OO
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     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(E)                              [ ]

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     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
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                         7    SOLE VOTING POWER

                              (See Item 5)
     NUMBER OF           -------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 (See Item 5)
       EACH              -------------------------------------------------------
     REPORTING           9    SOLE DISPOSITIVE POWER
      PERSON
       WITH                   (See Item 5)
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              (See Item 5)
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     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          (See Item 5)
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     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                         [ ]

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     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          100%
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     14   TYPE OF REPORTING PERSON*

          CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                  Schedule 13D

Item 1.   Security and Issuer.

          This Statement on Schedule 13D (the "Statement") relates to the Common Stock, $0.01 par value (the "Common Stock"), of The Rival Company, a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 800 East 101st Terrace, Kansas City, Missouri 64131.

Item 2.   Identity and Background.

          This Statement is being filed by Holmes Products Corp. (the "Reporting Person"). The information set forth in Item 2, "Identity and Background," of the Reporting Person's Tender Offer Statement on Schedule 14D-1, dated December 23, 1998, as amended from time to time, filed with respect to the Common Stock (as so amended, the "Schedule 14D-1") is incorporated herein by reference.

Item 3.   Source and Amount of Funds or other Consideration.

          The information set forth in Item 4, "Source and Amount of Funds or Other Consideration," of the Schedule 14D-1 is incorporated herein by reference.

Item 4.   Purpose of Transaction.

          The information set forth in Item 5, "Purpose of the Tender Offer and Plans or Proposals of the Bidder," of the Schedule 14D-1 is incorporated herein by reference.

Item 5.   Interest in Securities of the Issuer.

          The information set forth in Item 6, "Interest in Securities of the Subject Company," of the Schedule 14D-1 is incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

          The information set forth in Item 7, "Contracts, Arrangements, Understandings or Relationships with Respect to the Subject Company's Securities," of the Schedule 14D-1 is incorporated herein by reference.

Item 7.   Material to be Filed as Exhibits.

          The Exhibits filed pursuant to Item 11, "Material to be Filed as Exhibits," of the Schedule 14D-1 are incorporated herein by reference.


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                                    SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:    February 12, 1999


                                        HOLMES PRODUCTS CORP.

                                        /s/  Ira B. Morgenstern
                                        -----------------------------------
                                        By:  Ira B. Morgenstern
                                        Its: Senior Vice President - Finance